Exhibit 99.1

May 25, 2022

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your May 25, 2022, dividend of $0.14 per common share. Our stock closed at $24.10 on March 31, 2022.

For the first quarter of 2022, we reported net income of $8.5 million or $0.57 per diluted share. These results include approximately $0.03 cents per share of expense related to our Comunibanc acquisition.

The quarter was highlighted by strong loan growth. Excluding the impact of PPP loans, our loan portfolio grew by $48 million or at an annualized growth rate of 10.0%. We were extremely pleased with this growth as the first quarter has historically been slower due to less construction activity during the winter months and the paydown of agricultural loans as farmers generally cash in their crop after the first of the year.

Despite a slowdown in residential mortgage banking activity, we remain optimistic for the rest of the year as projected future rate increases by the Federal Reserve should benefit our asset sensitive balance sheet and commercial loan pipelines remain solid. Although there are economic uncertainties, credit quality remains strong and many of our customers are seeing improvement in their financial conditions.

We also continue to create capital through earnings which supports our organic growth and potential acquisitions. We believe our stock is a value and we have taken advantage of the recent market conditions to remain active in repurchasing our common shares. During the quarter, we repurchased 183,357 shares at an average price of $24.17 per share. We view share repurchases as an integral part of our capital management strategy.

For further detail regarding our performance, financial statements are posted to our corporate website at www.CIVB.com.

Our transaction with Comunibanc Corp, the parent company of The Henry County Bank headquartered in Napoleon, Ohio, remains on track and is expected to close at the end of the second quarter. The acquisition has significant upside and accelerates our presence in Northwest Ohio and the Greater Toledo area. Continued growth should also help us leverage many of our recent technology investments which should lead to greater efficiency.

(continued on the reverse side)

At the bank’s April annual meeting, Dennis Murray, Jr. was elected to succeed Jim Miller as the next chairman of Civista Bancshares, Inc. and Civista Bank. I want to personally thank Mr. Miller for his guidance, leadership and support during his tenure. He will continue to serve as a valuable member of the board.

I also want to take this opportunity to welcome Clyde A. “Chip” Perfect, Jr. to the Civista Bank board of directors. Chip replaces the retiring E. G. McLaughlin. Mr. Perfect is a life-long resident of Lawrenceburg, Indiana where Civista operates eight offices and is well connected in southeastern Indiana. He is president and CEO of Perfect North Slopes, and he also serves as an Indiana State Senator.

At Civista, we value relationships, and we seek to make a difference in our communities. If you have any questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.